UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 21, 2011

Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 795-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2011, Emergent BioSolutions Inc. (the “Company”) announced that Fuad El-Hibri will retire as chief executive officer effective April 1, 2012. Mr. El-Hibri will continue to serve as executive chairman of the Board of Directors and will focus on corporate strategy as well as merger and acquisition opportunities for the Company.  The Company also announced that Daniel J. Abdun-Nabi, 57, currently the president and chief operating officer of the Company, will become president and chief executive officer on April 1, 2012.

Effective April 1, 2012, in connection with Mr. El-Hibri’s appointment as Executive Chairman, the Company’s Compensation Committee approved an annual 2012 base salary for Mr. El-Hibri of $700,000 and an annual equity award valued at $625,000.  Mr. El-Hibri will continue to participate in the Company’s Amended and Restated Senior Management Severance Plan (the “Severance Plan”).  The percentage of base salary and bonus and the stated period for continued employee benefits to which Mr. El-Hibri will be entitled under the Severance Plan will be 200% and 24 months, respectively, both in circumstances described in the Severance Plan outside of a change of control, and in circumstances described in the Severance Plan in connection with a change of control.  Mr. El-Hibri will remain eligible to participate in the Company’s 401(k) plan, but not in any other benefit plan of the Company.

Mr. Abdun-Nabi, who has also served as a director of the Company since 2009, has been the Company’s president since April 2007 and chief operating officer since May 2007.  Mr. Abdun-Nabi, 57, previously served as the Company’s secretary from December 2004 to January 2008, senior vice president, corporate affairs and general counsel from December 2004 to April 2007 and vice president and general counsel from May 2004 to December 2004. Prior to joining the Company, Mr. Abdun-Nabi served as general counsel for IGEN International, Inc., a biotechnology company, and its successor BioVeris Corporation, from September 1999 to May 2004. Prior to joining IGEN, Mr. Abdun-Nabi served as senior vice president, legal affairs, general counsel and secretary of North American Vaccine, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2011	EMERGENT BIOSOLUTIONS INC.
	By:	/s/Jay G. Reilly Jay G. Reilly General Counsel